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                                                                    EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

                      CENTRAL PARKING CORPORATION ANNOUNCES
                       PRELIMINARY RESULTS FOR FISCAL 1998

NASHVILLE, Tenn. (Nov. 23, 1998) - Central Parking Corporation (NYSE: CPC) today announced preliminary net earnings for the fiscal year ended September 30, 1998 of approximately $0.94 per diluted share. That compares with net earnings for fiscal 1997 of $0.71 per diluted share, excluding a gain of $0.06 per share on the sale of property. The Company said that final results would be released next week and are expected to include net earnings for the fourth fiscal quarter of approximately $0.23 per diluted share versus the consensus published estimate of $0.28 per diluted share. In the fourth quarter of fiscal 1997, the Company reported earnings of $0.19 per diluted share, excluding a gain of $0.06 per diluted share on the sale of property, adjusted for the 3-for-2 stock split distributed in December 1997.

         The Company announced that preliminary revenues for fiscal 1998 totaled approximately $387.0 million compared with $223.0 million for fiscal 1997. For the fourth quarter ended September 30, 1998, preliminary revenues totaled $112.4 million compared with $65.6 million in the year-earlier period.

         Monroe Carell, Jr., Chairman and Chief Executive Officer, said, "Our preliminary earnings per hare for fiscal 1998 as a whole will represent an approximate 32% increase compared with the prior year, excluding real estate transactions. That will mark an extension of Central Parking Corporation's consistent long-term record of growth. Our expansion during fiscal 1998 included a 46% increase in the number of parking spaces operated from 699,000 a year ago to the current total of approximately 1,023,000. This substantial increase reflects the contribution from acquisitions as well as our continuing internal progress. We had expected to close fiscal 1998 on a stronger note, but some factors in September affected margins in what seasonally is not the strongest quarter of the year for our business. These included the timing of certain calendar-related events as well as less-than-expected growth and revenue synergies from Kinney Systems. We also are expecting to report a higher effective income tax rate for the year."

         Carell added, "Our planning for fiscal 1999 is based on achieving growth in earnings comparable to that achieved in fiscal 1998. The factors that affected our performance in the fourth quarter will likely have some continuing impact, but we are taking steps to address these concerns and believe that the remedial actions in place will become apparent as the year develops."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 2,440 parking facilities containing more than 1,023,000 spaces at locations in 35 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Spain, Germany, Malaysia, Chile and Mexico. Central Parking Corporation has a business development office in Amsterdam.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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